Exhibit 2.1
                                                                -----------




                               AGREEMENT AND PLAN OF MERGER
                               ----------------------------


                         AGREEMENT AND PLAN OF MERGER (hereinafter called
               this "Agreement"), dated as of November 2, 1995, among SCOR U.S. Corporation, a Delaware corporation (the "Company"), SCOR S.A., a societe anonyme organized under the laws of the Republic of France ("Purchaser"), and SCOR Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."


                                         RECITALS

                         WHEREAS, the Boards of Directors of Purchaser and
               the Company each have determined that it is in the best interests of their respective shareholders for Purchaser to acquire the shares of Common Stock, par value $0.30 per Share, that it does not currently directly or indirectly own upon the terms and subject to the conditions set forth herein; and

                         WHEREAS, the Company, Purchaser and Merger Sub
               desire to make certain representations, warranties, cove-nants and agreements in connection with this Agreement.

                         NOW, THEREFORE, in consideration of the premises,
               and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:


                                         ARTICLE I

                                     The Tender Offer

                         1.1.  Tender Offer.  (a) Provided that this Agree-
                               ------------
               ment shall not have been terminated in accordance with
               Article IX hereof and none of the events set forth in
               Annex A hereto shall have occurred or be existing, within five business days of the date hereof, Merger Sub will com-mence a tender offer (the "Offer") for all of the outstanding Shares that neither it nor Purchaser currently directly or indirectly owns at a price of $15.25 per Share in cash, net to the seller, subject to the conditions set forth in Annex A hereto. Subject to the terms and conditions of the Offer, Merger Sub will promptly pay for all Shares duly tendered that it is obligated to purchase thereunder. The Company's Board of Directors and a majority of the Company's Independent Directors (as defined below) shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (as such statement may be amended or supplemented from time to time, the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") upon commencement of the Offer; provided, however, that if the
                                          --------  -------
               Company's Board of Directors determines that its fiduciary duties require it to amend or withdraw its recommendation, such amendment or withdrawal shall not constitute a breach of this Agreement. Merger Sub will not without the prior written consent of the Company decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought or change the conditions to the Offer. Merger Sub shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer set forth on Annex A hereto shall not have been satisfied or waived.

                         (b) Purchaser and Merger Sub agree, as to the Offer to Purchase and related Letter of Transmittal (which together, as either of them may be amended or supplemented from time to time, constitute the "Offer Documents"), and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and other applicable laws. The Company and its counsel, as to the Offer Documents, and Purchaser or Merger Sub and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC.

                         (c) In connection with the Offer, the Company will cause its Transfer Agent to furnish promptly to Merger Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels con-taining the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

                                        ARTICLE II

                            The Merger; Closing; Effective Time

                         2.1.  The Merger.  Subject to the terms and condi-
                               ----------
               tions of this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

                         2.2.  Closing.  The closing of the Merger (the
                               -------
               "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

                         2.3.  Effective Time.  As soon as practicable
                               --------------
               following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the Company and Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the date on which the Delaware Certifi-cate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."

                         2.4  Merger Without Meeting of Stockholders.
                              --------------------------------------
               Notwithstanding Section 2.3 hereof, in the event that Purchaser, Merger Sub or any other subsidiary of Purchaser shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of Purchaser or Merger Sub, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares by the Merger Sub pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.


                                        ARTICLE III

                         Certificate of Incorporation and By-Laws
                               of the Surviving Corporation

                         3.1.  The Certificate of Incorporation.  The
                               --------------------------------
               Restated Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, except that Article 4A of the Company's Certificate shall be amended to read in its entirety as follows:

                         "The aggregate number of shares of stock
                    which the Corporation shall have the
                    authority to issue is 1,000 shares of Common
                    Stock, par value $0.01 per share."

                         3.2.  The By-Laws.  The By-Laws of the Company in
                               -----------
               effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.


                                        ARTICLE IV

                                  Officers and Directors
                               of the Surviving Corporation

                         4.1.  Officers and Directors.  The directors and
                               ----------------------
               officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                         4.2. Actions by Directors.  For purposes of
                              --------------------
               Section 1.1(a), Article IX and Sections 10.3 and 10.4, no action taken by the Board of Directors of the Company prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company who are not officers of

               Purchaser or the Company or any affiliate of either of them (the "Independent Directors").


                                         ARTICLE V

                    Conversion or Cancellation of Shares in the Merger

                         5.1.  Conversion or Cancellation of Shares.  The
                               ------------------------------------
               manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

                         (a) At the Effective Time, each share of the Common Stock, par value $.30 per share (the "Shares"), of the Company issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other direct or indirect subsidiary of Purchaser (collectively, the "Purchaser Companies") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company or Shares ("Dissenting Shares") which are held by stockholders ("Dissenting Stockholders") properly exercising appraisal rights pursuant to Section 262 of the DGCL (collectively, "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $15.25 or such greater amount which may be paid pursuant to the Offer. At the Effective Time, all Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

                         (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of Purchaser Companies or held in the Company's treasury or owned by the Company or any direct or indirect subsidiary of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                         (c) At the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation.

                         5.2.  Payment for Shares.  Purchaser shall make
                               ------------------
               available or cause to be made available to the paying agent appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than holders of Excluded Shares) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax with-holdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certifi-cates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

                         5.3.  Dissenters' Rights.  If any Dissenting
                               ------------------
               Stockholder shall be entitled to be paid the "fair value" of such Dissenting Stockholder's Shares, as provided in
               Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any person who otherwise would have been a Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such person shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1.

                         5.4.  Transfer of Shares After the Effective Time.
                               -------------------------------------------
               No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.


                                        ARTICLE VI

                              Representations and Warranties

                         6.1.  Representations and Warranties of the
                               -------------------------------------
               Company.  The Company hereby represents and warrants to
               -------
               Purchaser and Merger Sub that:

                         (a)  Corporate Organization and Qualification.
                              ----------------------------------------
               Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each juris-diction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, could reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and its subsidiaries has the corporate requisite power and authority to carry on its respective businesses as they are now being conducted except where the failure to have such power or authority could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole.

                         (b)  Authorized Capital.  The authorized capital
                              ------------------
               stock of the Company consists of 50,000,000 Shares, of which 18,170,971 Shares are outstanding on the date hereof, and 5,000,000 shares of Preferred Stock, no par value per share (the "Preferred Shares"), of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassess-able. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of the date hereof, there were 1,446,734 Shares subject to issuance pursuant to the Company's Stock Incentive Plan for Key Executives, the Company's Stock Option Plan for Directors and the Company's Stock Option Plan for Key Employees (collectively, the "Company Stock and Option Plans") and 2,993,103 Shares subject to issuance pursuant to the Company's 5-1/4% Convertible Subordinated Debentures due April 2000 (the "Debentures"). Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or shares of common stock of the Surviving Corporation pursuant to any Company Stock and Option Plans or any other employee benefit plan of the Company.

                         (c)  Corporate Authority.  Subject only to
                              -------------------
               approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                         (d)  Governmental Filings; No Violations.
                              -----------------------------------
               (i) Other than the filing of a certificate of merger under the DGCL and filings required to be made pursuant to the Exchange Act (together, the "Regulatory Filings"), no notices, reports or other filings are required to be made by the Company or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its subsidiaries from, any governmental, regulatory or administrative authority, agency, tribunal, commission or other entity, domestic, international or foreign, including any state insurance governmental or regulatory body and non-governmental self-regulatory organization (collectively, "Governmental Entities" or each a "Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which could reasonably be expected to have a Material Adverse Effect or could prevent or materially delay the transactions contemplated by this Agreement.

                         (ii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Certificate or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, (B) except as disclosed in the Company Reports (as hereinafter defined) filed with the SEC prior to the date hereof, a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing employee benefit plans or any grant or award made under any of the foregoing,
               (C) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (C) or
               (D) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. Schedule 6.1(d) sets forth, to the best knowledge of the officers of the Company, a list of any consents required under any Contracts to be obtained prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clause (C) above). The Company will use its best efforts to obtain the consents referred to on such
               Schedule 6.1(d).

                         (e)  Company Reports; Financial Statements.  The
                              -------------------------------------
               Company has made available to Purchaser each registration statement, schedule, report, proxy statement or information statement prepared by it since December 31, 1994 ("Audit Date"), including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports").
               To the best knowledge of the Company, as of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the best knowledge of the Company, each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since the Audit Date.

                         (f) Absence of Certain Changes.  Except as dis-
                             --------------------------
               closed in the Company Reports filed with the SEC prior to the date hereof, since the Audit Date, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material adverse change (including, without limitation, any change arising out of or related to any natural disaster (including hurricanes and earthquakes)) in the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of the Company or any of its subsidiaries or any development or combination of developments of which the Company or any of its subsidiaries has knowledge which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, other than regular quarterly cash dividends not in excess of $.05 per Share; or (iii) any change by the Company in accounting principles, practices or methods.

                         (g)  Brokers and Finders.  Neither the Company nor
                              -------------------
               any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein, except that Dillon, Read & Co. (the "Financial Advisor") has been employed as financial advisor to the Independent Directors, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

                         (h) Takeover Statutes.  No "fair price",
                             -----------------
               "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (each a "Takeover Statute") is, or at the Effective Time will be, applicable to the Company, the Shares, the Offer, the Merger or the transactions contemplated by the Offer or hereby.

                         (i)  Permits.  The Company and its subsidiaries
                              -------
               have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations, registrations, qualifications and clearances from appropriate insurance and other Governmental Entities ("Permits") as are necessary to
                                             -------
               own, lease or operate their properties and to conduct their businesses in the manner described in the Company Reports and as currently owned or leased and conducted and all such Permits are valid and in full force and effect except such licenses that the failure to have or to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any written notice that any violations are being or have been alleged in respect of any such Permit and no proceeding is pending or, to the best of the Company's knowledge, after due inquiry, threatened, to suspend, revoke or limit any such Permit. To the best of the Company's knowledge, after due inquiry, the Company and its subsidiaries are in compliance in all material respects with their respective obligations under such Permits, with such exceptions as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Licenses, except such events as could not reasonably be expected to have a Material Adverse Effect.

                         (j)  Fairness Opinion.  The Board of Directors of
                              ----------------
               the Company has received an opinion of Dillon, Read & Co. Inc., dated the date hereof, to the effect that the Offer and the Merger are fair, from a financial point of view, to the holders of Shares (other than Purchaser).

                         (k)  Schedule 14D-9; Offer Documents.  The
                              -------------------------------
               Schedule 14D-9 distributed to the Company's stockholders in connection with the Merger will not, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9. None of the information supplied by the Company for inclusion in the Offer Documents or the Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any supplements or amendments thereto, the "Schedule 13E-3"), at the respective times such Offer Documents or the Schedule 13E-3 or any amendments or supplements thereto are filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. With respect to information contained in the Company Reports that is supplied by the Company for inclusion or incorporation in the Offer Documents or the Schedule 13E-3, the representations and warranties made in the preceding two sentences shall be limited to the best of the Company's knowledge. The Company agrees to correct promptly any information in the Schedule 14D-9 or any information provided by it for use in the Offer Documents or the
               Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                         6.2.  Representations and Warranties of Purchaser
                               -------------------------------------------
               and Merger Sub.  Purchaser and Merger Sub represent and
               --------------
               warrant to the Company that:

                         (a)  Corporate Organization and Qualification.
                              ----------------------------------------
               Each of Purchaser and Merger Sub is a corporation duly or-ganized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each juris-diction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of Purchaser and its subsidiaries, taken as a whole.

                         (b)  Corporate Authority.  Each of Purchaser and
                              -------------------
               Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                         (c)  Governmental Filings; No Violations.
                              -----------------------------------
               (i) Other than Regulatory Filings by Purchaser (the "Purchaser Regulatory Filings"), no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub, the failure to make or obtain any or all of which could prevent or materially delay the transactions contemplated by this Agreement.

                         (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub will not, constitute or result in a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws (or similar organizational documents) of Purchaser or Merger Sub.

                         (d)  Funds.  Purchaser has or will have at the
                              -----
               time of acceptance for payment of Shares pursuant to the Offer and at the Effective Time the funds necessary to consummate the Offer and the Merger.

                         (e)  Offer Documents; Schedule 14D-9.  The Offer
                              -------------------------------
               Documents will not, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by the Company for inclusion in the Offer Documents. None of the information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 or related materials or the
               Schedule 13E-3 at the respective times such Schedules or any amendments or supplements thereto are filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Purchaser and Merger Sub agree to correct promptly any information in the Offer Documents or any information provided by them for use in the
               Schedule 14D-9 or related materials or the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and Purchaser and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                                        ARTICLE VII

                                         Covenants

                         7.1.  Interim Operations of the Company.  The
                               ---------------------------------
               Company covenants and agrees that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement), the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its best efforts to preserve its business organization intact (including maintaining all of its Permits) and maintain its existing relations with customers, suppliers, employees and business associates and it will take no action that would adversely affect the ability of the parties to promptly consummate the transactions contemplated by this Agreement.

                         7.2.  Meetings of the Company's Stockholders.  If
                               --------------------------------------
               required following termination of the Offer, the Company will take all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company all of the Shares then owned by Purchaser Companies (including all Shares currently owned by the Purchaser Companies) will be voted in favor of this Agreement. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the
               --------  -------
               extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement. Purchaser understands that for purposes of this Section 7.2 that while the Company's projections and forward-looking information furnished by the Company to Purchaser were prepared in good faith and represent the Company's best estimate as to the subject matter thereof, the Company makes no representation or warranty as to the truth, completeness or accuracy of any projections or forward-looking information furnished by the Company to Purchaser. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Com-pany, without consultation with Purchaser and its counsel.

                         7.3.  Filings; Other Action.  Subject to the terms
                               ---------------------
               and conditions herein provided, the Company and Purchaser shall: (a) promptly make their respective Regulatory Filings and Purchaser Regulatory Filings and thereafter make any other required submissions with respect to the Offer and the Merger; and (b) use their respective best efforts to take promptly, or cause to be taken promptly, all other action and do, or cause to be done, all other things neces-sary, proper or appropriate under applicable laws and regu-lations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

                         7.4.  Access.  Upon reasonable notice, the Company
                               ------
               shall (and shall cause each of its subsidiaries to) afford Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, proper-ties and personnel as Purchaser or its Representatives may reasonably request, provided that no investigation pursuant
                                   --------
               to this Section 7.4 shall affect or be deemed to modify any representation or warranty made by the Company.

                         7.5.  Notification of Certain Matters.  The Com-
                               -------------------------------
               pany shall give prompt notice to Purchaser of: (a) any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or any of its subsidiaries is a party or is subject where such default could reasonably be expected to have a Material Adverse Effect; and (b) any material adverse change (including, without limitation, any change arising out of or related to any natural disaster (including hurricanes and earthquakes)) in the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of the Company or any of its subsidiaries or any development or combination of developments of which the Company or any of its subsidiaries has knowledge which could reasonably be expected to result in any such change. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions con-templated by this Agreement.

                         7.6.  Publicity.  The initial press release issued
                               ---------
               in connection with the execution of this Agreement shall be a joint press release and thereafter the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

                         7.7.  Stock Options.  Prior to the Effective Time,
                               -------------
               the Company shall take such actions as may be necessary such that at the Effective Time each stock option outstanding pursuant to the Company Stock and Option Plans ("Option"), whether or not then vested, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration and the exercise price per Share of such Option, multiplied by the number of Shares previously subject to such Option.

                         7.8.  Indemnification; Directors' and Officers'
                               -----------------------------------------
               Insurance.  (a) From and after the Effective Time, the
               ---------
               Surviving Corporation and Purchaser each agrees that it will indemnify and hold harmless each present and former director and/or officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company or any subsidiary of the Company prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to the Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement pursuant to Section 7.8(b), losses, claims, damages or liabilities (collectively, "Costs") reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law. The Surviving Corporation and Purchaser shall also advance expenses (including attorneys' fees), as incurred by the Indemnified Party to the fullest extent permitted under applicable law provided such Indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

                         (b)  Any Indemnified Party wishing to claim
               indemnification under paragraph (a) of this Section 7.8, upon learning of any such Claim, shall promptly notify the Surviving Corporation and Purchaser thereof, but the failure to so notify shall not relieve the Surviving Corporation or Purchaser of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided,
                                                             --------
               however, that the Surviving Corporation and Purchaser shall
               -------
               be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Pur-chaser shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation and Purchaser, respectively, shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                         (c) If a claim for indemnification or advancement under this Section 7.8 is not paid in full by the Surviving Corporation or Purchaser within thirty days after a written claim therefor has been received by the Surviving Corporation or Purchaser, the Indemnified Party may any time thereafter bring suit against the Surviving Corporation or Purchaser to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnified Party shall be entitled to be paid also the expense of prosecuting such claims.

                         Neither the failure of the Surviving Corporation
               or Purchaser (including their Boards of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Party is proper in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the Surviving Corporation or Purchaser (including their Boards of Directors, independent legal counsel, or shareholders) that the Indemnified Party has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Indemnified Party has not met the applicable standard of conduct.

                         (d) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance or equivalent liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing
                                        --------  -------
               D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200 percent of the Current Premium.

                         (e) In lieu of the insurance arrangement referred to in clause (d) of this Section 7.8, the Surviving Corporation may, on or before the expiration of the Offer, enter into alternative insurance arrangements provided that such arrangements are approved by the Independent Directors and Purchaser.

                         7.9.  Debentures.  If Merger Sub or any other
                               ----------
               Purchaser Company shall have purchased Shares pursuant to the Offer, the Company shall take all necessary action to enter into a supplemental indenture prior to the Effective Time with the Trustee (as defined in the Debentures) pursuant to the indenture under which the Debentures were issued, to provide, among other things, that on and after the Effective Time the Debentures will be convertible only into the Merger Consideration.

                         7.10.  Other Agreements.  (a) Takeover Statute.
                                ----------------       ----------------
               If any Takeover Statute shall become applicable to the Merger, the Offer or the other transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                         (b)  Best Efforts and Cooperation.  The Company
                              ----------------------------
               and Purchaser each shall use (and shall cause its subsidiaries to use) its best efforts to cause the condi-tions set forth in Article VIII to be satisfied and to consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall use (and shall cause its subsidiaries to use) its best efforts (including providing information and communication) to obtain each of the consents or waivers identified pursuant to Section 6.1(d)(ii) and to obtain as promptly as practicable all necessary approvals, authorizations and consents of Governmental Entities (including applicable insurance regulators) required to be obtained in order to consummate the transactions contemplated hereby, and each of the parties hereto shall cooperate with the others in obtaining all such consents, waivers, approvals and authorizations.

                         (c)  Purchaser Vote.  Purchaser shall vote (or
                              --------------
               consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares (including all Shares currently owned) and any shares of common stock of Merger Sub beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

                         7.11  Certain Amendments to the Certificate of
                               ----------------------------------------
               Incorporation and By-laws of the Surviving Corporation.  No
               ------------------------------------------------------
               amendment to the Certificate of Incorporation or By-laws of the Surviving Corporation shall reduce in any way the elimination of personal liability of the directors of the Company contained therein or adversely affect any then existing right of any director or officer (or former director or officer) to be indemnified with respect to acts, omissions or events occurring prior to the Effective Time.


                                       ARTICLE VIII

                                        Conditions

                         8.1.  Conditions to Obligations of Parties.  The
                               ------------------------------------
               respective obligations of the parties to consummate the Merger are subject to the fulfillment of each of the following conditions:

                         (a)  Stockholder Approval.  In the event of a
                              --------------------
               Company stockholder meeting pursuant to Section 7.2, this Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Certificate and By-Laws of the Company;

                         (b)  Purchase of Shares.  Merger Sub (or one of
                              ------------------
               Purchaser Companies) shall have purchased Shares pursuant to the Offer; and

                         (c)  Litigation.  No court or other Governmental
                              ----------
               Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.


                                        ARTICLE IX

                                        Termination

                         9.1.  Termination by Mutual Consent.  This Agree-
                               -----------------------------
               ment may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

                         9.2.  Termination by Either Purchaser or the
                               --------------------------------------
               Company.  This Agreement may be terminated and the Merger
               -------
               may be abandoned by action of the Board of Directors of either Purchaser or the Company if: (i) Merger Sub, or any Purchaser Company, shall have terminated the Offer without purchasing any Shares pursuant thereto, provided, in the
                                                       --------
               case of termination of this Agreement by Purchaser, such termination of the Offer is not in violation of the terms of the Offer; or (ii) without fault of the terminating party, the Merger shall not have been consummated by March 31, 1996, whether or not such date is before or after the approval by holders of Shares.

                         9.3.  Termination by Purchaser.  This Agreement
                               ------------------------
               may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the ap-proval by holders of Shares, by action of the Board of Di-rectors of Purchaser, if: (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination; or (ii) the Board of Directors of the Company or the Independent Directors shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or the Board of Directors of the Company or the Independent Directors, upon request by Purchaser, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing.

                         9.4.  Termination by the Company.  This Agreement
                               --------------------------
               may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares by action of the Board of Directors of the Company, if Purchaser or Merger Sub (i) shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Merger Sub at or prior to such date of termination or (ii) shall have failed to commence the Offer within the time required in
               Section 1.1.

                         9.5.  Effect of Termination and Abandonment.
                               -------------------------------------
               In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 10.2 below and except that nothing herein will relieve any party from any liability or damages for any breach of this Agreement.

                                         ARTICLE X

                                 Miscellaneous and General

                         10.1.  Payment of Expenses.  Whether or not the
                                -------------------
               Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

                         10.2.  Survival.  The agreements of the Company,
                                --------
               Purchaser and Merger Sub contained in Sections 5.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 5.3, 5.4, 7.8, 7.11, and 10.1 shall survive the consummation of the Merger. The agreements of the Company, Purchaser and Merger Sub contained in Section 9.5 and this Article X shall survive
               the termination of this Agreement.   All other
               representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

                         10.3.  Modification or Amendment.  Subject to the
                                -------------------------
               applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                         10.4.  Waiver of Conditions.  The conditions to
                                --------------------
               each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                         10.5.  Counterparts.  For the convenience of the
                                ------------
               parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                         10.6.  GOVERNING LAW AND VENUE; WAIVER OF JURY
                                ---------------------------------------
               TRIAL.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN
               -----
               ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

                         10.7.  Notices.  Any notice, request, instruction
                                -------
               or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

                         if to Purchaser or Merger Sub
                         -----------------------------

                         SCOR S.A.
                         1 Avenue du President Wilson
                         92074 Paris La Defense Cedex
                         FRANCE
                         Attention:  Jean Alisse, Esq.

                         with a copy to:

                         Allan M. Chapin, Esq.
                         Sullivan & Cromwell
                         250 Park Avenue
                         New York, New York  10177-0021

                         if to the Company
                         -----------------

                         SCOR U.S. Corporation
                         Two World Trade Center,
                         New York, NY  10048-0178.
                         Attention:  Mr. John T. Andrews, Jr., Esq.

                         with a copy to:

                         Phillip R. Mills, Esq.
                         Davis Polk & Wardwell
                         1150 Lexington Avenue
                         New York, New York  10017

                         or to such other persons or addresses as may be
               designated in writing by the party to receive such notice.

                         10.8.  Entire Agreement.  This Agreement (includ-
                                ----------------
               ing any annexes exhibits or Schedules hereto) constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

                         10.9.  No Third Party Beneficiaries.  Except as
                                ----------------------------
               provided in Sections 7.8 (Indemnification; Directors' and Officers' Insurance) and 7.11 (Certain Amendments to the Certificate of Incorporation and By-laws of the Surviving Corporation), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                         10.10.  Obligations of Purchaser and of the
                                 -----------------------------------
               Company.  Whenever this Agreement requires Merger Sub or,
               -------
               after the Effective Time, the Surviving Corporation, to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub or the Surviving Corporation, respectively, to take such action, including providing the requisite funds to purchase Shares or make any other payment obligation. Whenever this Agreement requires a subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such subsidiary to take such action.

                         10.11.  Severability.  The provisions of this
                                 ------------
               Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                         10.12.  Interpretation.  The table of contents and
                                 --------------
               headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Annex or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                         10.13.  Assignment.  This Agreement shall not be
                                 ----------
               assignable by operation of law or otherwise; provided,
                                                            --------
               however, that Parent may designate, by written notice to the
               -------
               Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

                         10.14.  Definition of "Subsidiary" and "Person".
                                 ---------------------------------------
               When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. When a reference is made in this Agreement to a person, the word "person" means and includes any natural person, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or political subdivision, regulatory body or other entity.

                         IN WITNESS WHEREOF, this Agreement has been duly
               executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.



                                        SCOR S.A.



                                        By/s/Serge Osouf
                                          ---------------------------
                                          Name:  Serge Osouf
                                          Title: General Manager




                                        SCOR U.S. CORPORATION



                                        By/s/Jerome Karter
                                          --------------------------
                                          Name:  Jerome Karter
                                          Title: President and Chief
                                                 Executive Officer




                                        SCOR MERGER SUB CORPORATION



                                        By/s/Serge Osouf
                                          --------------------------
                                          Name:  Serge Osouf
                                          Title: Vice President

                                                                    Annex A


                         Certain Conditions of the Offer.  Notwithstanding
                         -------------------------------
               any other provision of the Offer, the Merger Sub shall not be obligated to accept for payment any Shares or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) or pay for, and may delay the acceptance for payment of or payment for, any tendered Shares unless there have been validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares that, together with any Shares currently beneficially owned directly or indirectly by Purchaser, constitutes at least 90% of the total Shares outstanding and issuable pursuant to Company Stock and Option Plans, as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"), or if on or after November 2, 1995, and at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

                              (a) there shall be any statute, rule,
                         regulation, judgment, injunction or other order, enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger or any other action shall have been taken by any government, legislative body, court or governmental, regulatory or administrative agency, authority, tribunal or commission, domestic, supranational or foreign (each, a "Governmental Entity"), or any other person, domestic, supranational or foreign
                         (i) challenging the legality of the acquisition by the Merger Sub of the Shares; (ii) restraining, delaying or prohibiting the making or consummation of the Offer or the Merger or obtaining from the Company, Purchaser or the Merger Sub any damages in connection therewith; (iii) relating to assets of, or prohibiting or limiting the ownership or operation by Purchaser or the Merger Sub of all or any portion of the business or assets of, the Company, Purchaser or the Merger Sub (including the business or assets of their respective affiliates and subsidiaries) or imposing any limitation on the ability of Purchaser or the Merger Sub to conduct such business or own such assets; (iv) imposing limitations on the ability of Purchaser or Merger Sub (or any affiliate of Purchaser or the Merger Sub) to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company or (v) having a substantial likelihood of any of the foregoing.

                              (b) there shall have occurred (i) any general
                         suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States or France or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France (whether or not mandatory);

                              (c)  The Company shall have breached or
                         failed to perform in any material respect any of its covenants, obligations or agreements under the Agreement or any representation or warranty of the Company set forth in the Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

                              (d)  any change, including, without
                         limitation, any change arising out of or related to any natural disaster (including hurricanes and earthquakes), shall have occurred or been threatened or become known (or any condition, event or development shall have occurred or been threatened or become known involving a prospective change) in the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of the Company or any of its subsidiaries that could reasonably be expected to be materially adverse to the Company and its subsidiaries taken as a whole;

                              (e) all consents, registrations, approvals,
                         permits, authorizations, notices, reports or other filings required to be made or obtained by the Company, Purchaser, the Merger Sub or any stockholder of Purchaser with or from any Governmental Entity in connection with the Offer and the Merger shall not have been made or obtained except where the failure to make or to obtain, as the case may be, such consents, registrations, approvals, permits, authorizations, notices, reports or other filings could not reasonably be expected to have a Material Adverse Effect;

                              (f)  the Special Committee of the Board of
                         Directors shall have adversely amended or modified or shall have withdrawn its recommendation of the Offer or the Merger, or shall have failed to publicly reconfirm such recommendation upon request by Purchaser or Merger Sub, or shall have resolved to do any of the foregoing; or

                              (g) The Agreement shall have been terminated
                         in accordance with its terms or the Merger Sub shall have reached an agreement or understanding with the Special Committee providing for termination of the Offer which, in the reasonable judgment of the Merger Sub with respect to each and every matter referred to above, and regardless of the circumstances (including any action or inaction by the Merger Sub, Purchaser or any affiliate of Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such accep-tance for payment or payment.

                         The foregoing conditions are for the sole benefit
               of the Merger Sub and may be asserted by the Merger Sub regardless of the circumstances (including any action or inaction by the Merger Sub, Purchaser or any affiliate of Purchaser) giving rise to any such conditions or may be waived by the Merger Sub in whole or in part at any time and from time to time in its sole discretion. The failure by the Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Merger Sub concerning the events described above will be final and binding on all holders of the Shares.